
MAS Funds
Rule 10f-3 Transactions - Purchase of Securities by
Portfolio From an Underwriting Syndicate in which an
 Affiliate (*) is a Member
"January 1, 2001 through March 31, 2001"



	Date of
Portfolio (Buyer)	Offering	Security

Mid Cap Value	01/18/01	Adelphia Communications

	02/07/01		KPMG Consulting

	02/22/01		Triton PCS

	03/13/01		Duke Energy


Small Cap Value	01/18/01	Adelphia Communications

	02/01/01		Aviron

	02/07/01		KPMG Consulting


Mid Cap Growth II	02/05/01	Exodus






   Morgan Stanley Dean Witter unless otherwise noted.

				Total Number of
	Price per	Total	% of Offering	Securities
Shares	Share	Value	Purchased	(shares)

" 71,300 "	44.75	"3,190,675 "	0.42%	" 17,000,00

" 177,900 "	18.00	"3,202,200 "	0.16%	" 112,000,000

" 176,600 "	32.00	"5,651,200 "	2.94%	" 6,000,000

" 334,700 "	38.98	"13,046,606 "	1.34%	" 25,000,000


"77,700 "	44.75	"3,477,075 "	0.46%	"17,000,000

"77,500 "	50.00	"3,875,000 "	1.94%	"4,000,000

"154,000 "	18.00	"2,772,000 "	0.14%	"112,000,000


400 	18.50	"7,400 "	0.00%	"13,000,000



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